INSTITUTIONAL DAILY INCOME FUND

                     Amendment No. 1 to Declaration of Trust

         WHEREAS, Section 8.3 of the Declaration of Trust dated January 20, 1994 (the "Declaration of Trust") of Institutional Daily Income Fund (the "Trust"), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that the Trustees of the Trust may amend the Declaration of Trust to change the name of the Trust without the vote or consent of the Trust's Shareholders; and

         WHEREAS, the Trustees of the Trust have determined that the name of the Trust should be changed to "Daily Income Fund";

         NOW THEREFORE, the undersigned, being all of the Trustees of the Trust, hereby (1) consent to and adopt the following amendment to the Declaration of
Trust:

         The name of the Trust is hereby changed from "Institutional Daily Income Fund" to "Daily Income Fund," and that all references in the Declaration of Trust to "Institutional Daily Income Fund" are hereby changed to "Daily Income Fund."

and (2) certify that the foregoing amendment has been duly adopted by the Trustees of the Trust.

         The foregoing amendment shall become effective as of the time it is filed with the Secretary of State of the Commonwealth of Massachusetts.


         IN WITNESS WHEREOF, we have hereunder set our hands for ourselves and for our successors and assigns this 21st day of September, 2006.


/s/Steven W. Duff                                      /s/Robert Straniere, Esq.
   Steven W. Duff                                         Robert Straniere, Esq.

/s/Edward A. Kuczmarski                                /s/Dr. Yung Wong
   Edward A. Kuczmarski                                   Dr. Yung Wong

/s/Dr. W. Giles Mellon
   Dr. W. Giles Mellon